Putnam International Growth Fund, September 30, 2014 Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1	Class A   723


72DD2	Class R	0
          Class Y  	94


73A1      Class A	0.043


73A2
          Class R	0.003
          Class Y	0.088


74U1		Class A	16,036
		Class B	379
		Class C	507
		Class M	331

74U2		Class R	128
          Class Y	1,171

74V1		Class A	19.05
		Class B	17.38
		Class C	17.80
		Class M	17.96
74V2
		Class R	18.74
          Class Y	19.15

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.